Exhibit 99.1
AXT, Inc. Fourth Quarter and Year End 2018 Results
February 20, 2019
Page 1 of 5

AXT, Inc. Announces Fourth Quarter and Fiscal Year 2018 Financial Results

FREMONT, Calif., February 20, 2019 – AXT, Inc. (NasdaqGS: AXTI), a leading manufacturer of compound semiconductor substrates, today reported financial results for the fourth quarter and fiscal year, ended December 31, 2018.

Fourth Quarter 2018 Results

Revenue for the fourth quarter of 2018 was $22.2 million, compared with $28.6 million in the third quarter of 2018 and $26.3 million for the fourth quarter of 2017.

Gross margin was 26.3 percent of revenue for the fourth quarter of 2018, compared with 37.1 percent of revenue in the third quarter of 2018 and 37.2 percent for the fourth quarter of 2017.

Operating expenses were $6.5 million in the fourth quarter of 2018, compared with $6.3 million in the third quarter of 2018 and $6.1 million for the fourth quarter of 2017.

Operating loss for the fourth quarter of 2018 was $0.6 million compared with operating profit of $4.3 million in the third quarter of 2018 and $3.7 million for the fourth quarter of 2017.

Interest and other, net was a loss of $0.4 million for the fourth quarter of 2018, compared with a gain of $0.2 million in the third quarter of 2018 and a loss of $0.3 million for the fourth quarter of 2017.  Interest and other, net for the fourth quarter of 2018 included interest earnings of $0.1 million, a foreign exchange gain of $0.4 million, other income of $0.1 million and a net loss of $1.0 million from the seven partially owned companies in the company’s supply chain accounted for under the equity method.

Benefit from income taxes in the fourth quarter of 2018 was $0.2 million compared with a provision for income taxes of $0.4 million in the third quarter of 2018 and $0.1 million for the fourth quarter of 2017.

Net loss attributable to AXT in the fourth quarter of 2018 was $1.1 million, or $0.03 per share, compared with net income attributable to AXT of $3.9 million or $0.10 per diluted share in the third quarter of 2018 and $3.1 million or $0.08 per diluted share for the fourth quarter of 2017.

AXT, Inc. Fourth Quarter and Year End 2018 Results
February 20, 2019

Fiscal Year 2018 Results (January 1 to December 31)

Revenue for fiscal year 2018 was $102.4 million, compared with $98.7 million in fiscal year 2017.

Gross margin for fiscal year 2018 was 36.2 percent of revenue, compared with 34.9 percent of revenue in fiscal year 2017.

Operating expenses for fiscal year 2018 were $24.9 million, compared with $21.8 million in fiscal year 2017.

Net interest and other income for fiscal year 2018 was a loss of $0.2 million, compared with a loss of $1.8 million in fiscal year 2017.

Income tax expense for fiscal 2018 was $0.9 million compared with $0.8 million in fiscal year 2017.

Net income attributable to AXT in fiscal year 2018 was $9.7 million, or $0.24 per diluted share, compared with a net income of $10.1 million, or $0.26 per diluted share, in fiscal year 2017.

Management Qualitative Comments

“2018 was a mixed year for AXT,” said Morris Young, chief executive officer. “Global economic conditions were made more difficult by the uncertainty of trade tensions, and spending in certain end markets took a pause, impacting our expected growth and profitability for the year. Despite these challenges, our indium phosphide revenue set another record in 2018, and we saw growth in a host of new gallium arsenide applications that further suggest this material is entering its next period of expansion. In 2018, AXT achieved every major milestone established in the relocation of our gallium arsenide and germanium product lines.  Although Q1 2019 is challenging, as we look to the year ahead we are encouraged that the tone of customer comments includes an expectation for market recoveries later this year. We believe our competitive position remains strong, and that this will enable us to return to growth when the markets recover. In the meantime, we intend to continue the relocation, strengthen our business and drive greater efficiencies in our model.”

Conference Call

The company will host a conference call to discuss these results today at 1:30 p.m. PT. The conference call can be accessed at (844) 892-6598 (passcode 9999917). The call will also be simulcast on the Internet at www.axt.com. Replays will be available at (855) 859-2056 (passcode 9999917) until February 26, 2019. Financial and statistical information to be discussed in the call will be available on the company's website immediately prior to commencement of the call. Additional investor information can be accessed at http://www.axt.com or by calling the company's Investor Relations Department at (510) 438-4700.

AXT, Inc. Fourth Quarter and Year End 2018 Results
February 20, 2019

About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising indium phosphide (InP), gallium arsenide (GaAs) and germanium (Ge) through its manufacturing facilities in Beijing, China.   AXT’s worldwide headquarters are in Fremont, California where the company maintains its sales, administration and customer service functions.  The company’s substrate products are used primarily in lighting display applications, wireless communications, fiber optic communications and solar cell applications. Its vertical gradient freeze (VGF) process technology for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates. AXT has manufacturing facilities in China and, as part of its supply chain strategy, has partial ownership in ten companies in China producing raw materials. For more information, see AXT’s website at http://www.axt.com.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal securities laws, including, for example, statements regarding the market demand for our products, our growth prospects and opportunities for continued business expansion, our market opportunity, our relocation and our expectations with respect to our business prospects and financial results. These forward-looking statements are based upon assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to: the timing and receipt of significant orders; the cancellation of orders and return of product; emerging applications using chips or devices fabricated on our substrates; end-user acceptance of products containing chips or devices fabricated on our substrates; our ability to bring new products to market; product announcements by our competitors; the ability to control costs and improve efficiency; the ability to utilize our manufacturing capacity; product yields and their impact on gross margins; the relocation of manufacturing lines; possible factory shutdowns as a result of air pollution in China; the financial performance of our partially owned supply chain companies; policies and regulations in China and other factors as set forth in the company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission.  Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update any forward-looking statement, as a result of new information, future events or otherwise.

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FINANCIAL TABLES TO FOLLOW

AXT, Inc. Fourth Quarter and Year End 2018 Results
February 20, 2019

AXT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017

Revenue	$22,232	$26,332	$102,397	$98,673
Cost of revenue	16,382	16,534	65,350	64,198
Gross profit	5,850	9,798	37,047	34,475
Operating expenses:
Selling, general and administrative	5,179	4,790	19,003	17,009
Research and development	1,309	1,274	5,897	4,827
Total operating expenses	6,488	6,064	24,900	21,836
Income (loss) from operations	(638)	3,734	12,147	12,639
Interest income, net	114	127	528	461
Equity in loss of unconsolidated joint ventures	(1,059)	(307)	(1,080)	(1,694)
Other income (expense), net	531	(150)	352	(553)
Income (loss) before provision for income taxes	(1,052)	3,404	11,947	10,853
Provision for (benefit from) income taxes	(173)	131	938	792
Net income (loss)	(879)	3,273	11,009	10,061
Less: Net (income) loss attributable to noncontrolling interests	(182)	(139)	(1,355)	87
Net income (loss) attributable to AXT, Inc.	$(1,061)	$3,134	$9,654	$10,148
Net income (loss) attributable to AXT, Inc. per common share:
Basic	$(0.03)	$0.08	$0.24	$0.27
Diluted	$(0.03)	$0.08	$0.24	$0.26
Weighted-average number of common shares outstanding:
Basic	39,197	38,766	39,049	37,444
Diluted	39,197	40,448	40,265	38,966

AXT, Inc. Fourth Quarter and Year End 2018 Results
February 20, 2019

AXT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	December 31,	December 31,
	2018	2017

ASSETS
Current assets:
Cash and cash equivalents	$16,526	$44,352
Short-term investments	22,129	20,032
Accounts receivable, net	19,586	22,778
Inventories	58,571	45,840
Prepaid expenses and other current assets	11,728	7,519
Total current assets	128,540	140,521
Long-term investments	717	12,576
Property, plant and equipment, net	82,280	46,530
Other assets	11,987	11,573
Total assets	$223,524	$211,200
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,338	$11,445
Accrued liabilities	15,371	11,149
Total current liabilities	28,709	22,594
Other long-term liabilities	283	289
Total liabilities	28,992	22,883

Stockholders’ equity:
Preferred stock	3,532	3,532
Common stock	39	39
Additional paid-in capital	234,419	231,679
Accumulated deficit	(45,183)	(54,837)
Accumulated other comprehensive income (loss)	(1,972)	3,407
Total AXT, Inc. stockholders’ equity	190,835	183,820
Noncontrolling interests	3,697	4,497
Total stockholders’ equity	194,532	188,317
Total liabilities and stockholders’ equity	$223,524	$211,200